Exhibit 16.1

October 15, 2009

Securities and Exchange Commission
100 F. Street N.E.
Washington, D.C. 20549

Re:	ATC Healthcare, Inc.
No. 0-11380

We have read the statements made by ATC Healthcare, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K – Changes in Registrant’s Certifying Accountant, as part of the Form 8-K of ATC Healthcare, Inc. dated October 15, 2009.  We agree with the statements concerning our Firm made in (a) Resignation of Independent Accountant paragraphs one, two, three, four and five in such Form 8-K.  We have no basis to agree or disagree with respect to (b) New Independent Accountant paragraphs one and two in such Form 8-K.

Sincerely,

/s/ Weiser LLP

Weiser LLP

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